Exhibit 99.7

Letter to UniSource Energy Services Community Partners

P.O. Box 711, HQE901
Tucson, Arizona 85702

December 11, 2013

Dear Community Partner:

As you know, UniSource Energy Services and our employees are committed to supporting the well-being of the communities we serve through philanthropic partnerships, civic engagement and volunteer service. Because you share that commitment, I wanted to share some exciting news that will allow us to maintain or expand our service to our communities while better addressing our company’s future challenges.

The Board of Directors of UNS Energy, UES’ parent company, has unanimously approved a definitive merger agreement with Fortis, Inc., the largest publicly owned gas and electric distribution company in Canada, that calls for Fortis to acquire all of the outstanding common stock of UNS Energy for $60.25 per share. Depending on when the necessary regulatory approvals for the transaction are secured, UNS Energy could become a wholly-owned subsidiary of Fortis before the end of 2014.

For UES and UNS Energy, this partnership would provide access to new resources to help us maintain and improve the utility systems our customers rely on. UNS Energy is relatively small for an investor owned utility, so Fortis would provide us with new financial strength to address even the most daunting future challenges.

UES also would gain access to best practices and technology from an international family of well-run utilities Fortis serves more than 2.4 million customers in Canada, the United States and two Caribbean countries through utilities that share a commitment to operational excellence and customer service.

Even more important than what UES will gain from this transaction is what we will keep.

UES will remain a local utility - your local utility. Our corporate headquarters will remain in Arizona under our current management team, and all of our employees will continue working to serve our customers’ diverse energy needs. Our rates, which remain among the lowest in the region, will not be affected by this transaction. We will remain a nationally recognized leader in renewable energy through our growing portfolio of local solar power systems. Finally, we will remain fully engaged in our communities by supporting local nonprofit groups and the award-winning efforts of our employee volunteers.

We’ll keep you posted on the progress of this new partnership as the proposal works its way through the necessary regulatory reviews. Additional details are available on uesaz.com, and we’ll update the site with new information when it becomes available.

Through it all, you’ll be able to continue counting on UES for safe, reliable service and community support.

Sincerely,

Paul Bonavia

Exhibit 99.7

Forward-Looking Statements
Statements included in this news release and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Exchange Act. Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions. Forward-looking statements including, without limitation, those relating to UNS Energy Corporation’s and its subsidiaries’ future business prospects, revenues, proceeds, working capital, investment valuations, liquidity, income, and margins, as well as the timing and consequences of the Fortis acquisition, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time-to-time in the forward-looking statements. Those factors include, but are not limited to: the possibility that various conditions precedent to the consummation of the Fortis transaction will not be satisfied or waived; the ability to obtain shareholder and regulatory approvals of the Fortis transaction on the timing and terms thereof; state and federal regulatory and legislative decisions and actions; regional economic and market conditions which could affect customer growth and energy usage; weather variations affecting energy usage; the cost of debt and equity capital and access to capital markets; the performance of the stock market and changing interest rate environment, which affect the value of our pension and other retiree benefit plan assets and the related contribution requirements and expense; unexpected increases in O&M expense; resolution of pending litigation matters; changes in accounting standards; changes in critical accounting estimates; the ongoing restructuring of the electric industry; changes to long-term contracts; the cost of fuel and power supplies; cyber attacks or challenges to our information security; and the performance of TEP's generating plants; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. UNS Energy Corporation and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements.
Additional Information about the Acquisition and Where to Find It
In connection with the proposed acquisition, UNS Energy Corporation will file a proxy statement with the SEC and intends to file other relevant materials with the SEC. Investors and security holders of UNS Energy Corporation are urged to read the proxy statement and other relevant materials filed with the SEC when they become available because they will contain important information about the proposed acquisition and related matters. The final proxy statement will be mailed to UNS Energy Corporation stockholders. Investors and stockholders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by UNS Energy Corporation, at the SEC's website, www.sec.gov. These documents (when they are available) can also be obtained by investors and stockholders free of charge from UNS Energy Corporation by directing a request to Library and Resource Center, UNS Energy Corporation, 88 E. Broadway Boulevard, Mail Stop HQW302, Tucson, Arizona 85701.
Participants in the Solicitation of Proxies
This communication is not a solicitation of a proxy from any security holder of UNS Energy Corporation. However, UNS Energy Corporation, Fortis and certain of their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies from shareholders of UNS Energy Corporation in connection with the proposed acquisition. Information about UNS Energy Corporation’s directors and executive officers may be found in its 2012 Annual Report on Form 10-K filed with the SEC on February 27, 2013, and definitive proxy statement relating to its 2013 Annual Meeting of Stockholders filed with the SEC on March 21, 2013. Information about Fortis’ directors and executive officers may be found in its Management Information Circular available on its website at www.fortisinc.com. Additional information regarding the interests of such potential participants in the solicitation of proxies in connection with the merger will be included in the proxy statement and other relevant materials filed with the SEC when they become available.